EXHIBIT 99.1

News Release
170 Mt. Airy Road
Basking Ridge, NJ 07920

Hooper Holmes James Calver Chief Executive Officer (908) 766-5000

PRESS RELEASE

Investors: Jonathan Birt /John Capodanno Media: Sean Leous Financial Dynamics 212-850-5600

HOOPER HOLMES ANNOUNCES APPOINTMENT OF NEW

CHIEF FINANCIAL OFFICER

BASKING RIDGE, NJ, May 3, 2006 – Hooper Holmes, Inc. (AMEX:HH) today announced that its Board of Directors has appointed Michael Shea as Chief Financial Officer effective May 8.

Mr. Shea, 46, has had a 24 year career as a corporate financial executive in key senior positions. Prior to joining Hooper Holmes, he served as the Chief Financial Officer of Computer Horizons Corp., a publicly traded IT Services company. He began his tenure at Computer Horizons in 1995 as the Corporate Controller. In 1989 he joined Booz-Allen & Hamilton, Inc as the Manager of Consolidations and Corporate Services and was later promoted to Director of Internal Audit for Booz-Allen & Hamilton’s worldwide operations. Prior to Booz-Allen & Hamilton he began his career with Ernst & Young as staff auditor and later became Audit Manager.

James Calver, President and Chief Executive, commented, “We are very excited about Michael joining Hooper Holmes as our Chief Financial Officer and believe he will be a terrific asset to our Company. Michael is a seasoned financial executive who has successfully dealt with a number of financial challenges similar to those currently facing Hooper Holmes. We believe that his track record of handling cost cutting and stabilization issues will be extremely valuable as we continue to turn around our Company.”

“I am pleased to be joining Hooper Holmes and thank the board of directors for their confidence in my abilities,” said Mr. Shea. “Not only is Hooper Holmes an industry-leading provider of services for the insurance industry, it has a solid foundation that will prove to be a strong asset as we move ahead and begin to rebuild this Company. There are a number of financial and operational challenges that we will have to overcome but I am confident that we will be successful. I am excited to be joining Hooper Holmes and look forward to working with the board of directors, James Calver, and the rest of the team.”

Mr. Calver concluded, “On behalf of our entire board and all our employees, I want to thank Joe Marone for his dedication and hard work as our acting Chief Financial Officer. He provided the needed support at a critical time for the company.”

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 235 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers’ compensation insurance industries.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

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